Exhibit 10.1

Name:

PID:

NOTICE OF GRANT OF STOCK OPTIONS WITH

TANDEM STOCK APPRECIATION RIGHTS

The Human Resources and Compensation Committee of the Board of Directors (“Committee”) of Parker-Hannifin Corporation (“Company”) hereby grants to you, under the Company’s 2003 Stock Incentive Plan (“Plan”), stock options (“Options”) with tandem stock appreciation rights (“SARs”) with respect to the number of common shares of stock in the Company (“Common Shares”) set forth below. Your Options/SARs under this grant have a grant price (“Grant Price”) that is 100% of the fair market value of the Common Shares. The fair market value of the Common Shares is equal to the reported closing price of the Common Shares on the New York Stock Exchange-Composite Transactions on the Grant Date. This grant will expire at the date and time indicated below (“Expiration Date”) unless an earlier lapse date (“Lapse Date”) applies (as described in this grant) due to a change in your employment status.

Grant Date:	XX/XX/XXXX
No. of Shares to Which Options/SARs Apply:	XXX
Grant Price:	$XX.XX
Expiration Date:	XX/XX/XXXX, at 4:00 PM Eastern Time

You may exercise all or any portion of this grant as either Options or SARs but not both. The exercise of any portion of the grant as Options automatically cancels the corresponding SARs, and the exercise of any portion of the grant as SARs automatically cancels the corresponding Options.

Each Option entitles you to purchase the Common Shares covered by the Option at the Grant Price. Each SAR entitles you to receive the increase in value (“Appreciation”) of one Common Share between the Grant Date and the Exercise Date.

SARs. Upon the exercise of a SAR, the Appreciation will be paid to you in Common Shares having a value equal to the Appreciation calculated in the manner described below. The Company may elect, in its sole discretion, to pay the Appreciation in cash in lieu of issuing Common Shares.

Calculation of SAR Appreciation. Appreciation is calculated by subtracting the Grant Price from the reported closing price of the Common Shares on the New York Stock Exchange on the day prior to the Exercise Date (“Prior Day’s Close”) and multiplying the result by the number of SARs exercised. The number of Common Shares issued on exercise will be that number (rounded down to the nearest whole number) derived from dividing the Appreciation by the Prior Day’s Close per Common Share. No cash consideration will be paid for the fractional portion eliminated by rounding.

Vesting Schedule. Except as provided below, while you are an active full-time employee, this grant will vest in one-third increments in accordance with the following schedule (“Vesting Schedule”):

[Vesting Schedule]

In the event of a Change in Control of the Company (as defined in the Plan), all of the Options/SARs awarded in this grant will immediately vest and become exercisable.

If your continuous full-time employment is terminated prior to a scheduled vesting date as a result of your death, long-term disability, or retirement under the applicable retirement plan or Company policy, any unvested Options/SARs will continue to vest in accordance with the Vesting Schedule above.

Upon vesting, your Options/SARs are exercisable in accordance with the terms of this grant and the Plan only while you are a full-time employee of the Company or one of its subsidiaries at any time until the Expiration Date or Lapse Date, as the case may be. Vested Options/SARs may also be exercised upon termination of your continuous full-time employment in accordance with the specific status change rules set forth below.

Effect of Status Changes. If your continuous full-time employment is terminated prior to a vesting date for any reason other than death, long-term disability, or retirement under the applicable retirement plan or Company policy, then all unvested Options/SARs as of the date of termination will lapse and cannot be exercised.

If your continuous full-time employment is terminated for any reason (including death, long-term disability, or retirement), then vested Options/SARs are exercisable any time before the applicable Lapse Date shown below.

Status Change – If your continuous full-time employment terminates due to:	Lapse Date – Then the Options/SARs awarded in this grant will lapse on:
(A) Long-Term Disability or Retirement	The Expiration Date.

(B) Death	The earlier of: (i) Two (2) years after your death or (ii) the Expiration Date.

(C) Any Other Termination	The earlier of: (i) Three (3) months from the date of termination or (ii) the Expiration Date.

Exercise and Settlement Procedures. To exercise all or any portion of your vested Options/SARs, you are required to complete and deliver a Notice of Exercise Form to the Company on or before the Expiration Date or before any applicable Lapse Date. The Exercise Date of your Options or SARS will be the date the Company receives your properly completed Notice of Exercise Form (and, in the case of Options, the Exercise Price) if received prior to the applicable cut-off time established by the Company; otherwise, it will be the following business day. The Exercise Price for Options may be paid in cash or in Common Shares. If paid in Common Shares, the number of shares to be surrendered in payment of the Exercise Price shall be valued using the Prior Day’s Close.

To settle the exercise of the Options/SARs, the Company will instruct its stock transfer agent to issue the net number of Common Shares you are entitled to receive. If any portion of the grant is exercised as SARs, the Company may, in its sole discretion, elect to settle the exercise in cash.

Automatic Self-Exercise Prior to Expiration. Any vested Options/SARs under this grant that have a positive net Appreciation (after all applicable withholding taxes) but remain unexercised on the business day preceding the Expiration Date will automatically self-exercise as SARs on the Expiration Date to prevent forfeiture.

Compensation and Payment of Income Withholding Taxes. If you are a U.S. citizen, you do not recognize taxable income upon the grant of the Options/SARs. In certain foreign countries, however, you may be taxed upon grant, and you should review the taxation with the local country Financial Service Manager. In the year in which you exercise Options or SARs, the Appreciation on the SARs or the difference between the Grant Price and the fair market value on the Exercise Date of the Options will be reported as additional compensation and will be subject to applicable income and employment taxes. Parker will report the additional income on your W-2 and will observe all applicable tax withholding requirements at the time of exercise. For U.S. citizens, withholding may include federal, state and local income tax, FICA, Medicare, or other statutorily-required taxes (“Taxes”). All Taxes must be paid at the time of exercise by surrendering a portion of the Common Shares received in settlement except where transferred options are exercised by a transferee, in which case the Taxes must be paid in cash by you. In the event the Company elects to settle exercised SARs in cash, the Taxes due upon exercise will be deducted from the cash settlement prior to payment.

Tax Withholding Calculation. The Company will withhold for Taxes the number of Common Shares having an aggregate value based on the Prior Day’s Close at least equal to the amount required to be withheld by law. If the value of the withheld Common Shares exceeds the withholding tax amount due, the excess (which will be less than the value of one Common Share) will be credited to federal income tax withholding.

Reloadability. If you tender Common Shares of the Company to satisfy an Option Exercise Price, you will receive one (1) restorative or “reload” grant of SARs (“Reload SARs”) effective on the Exercise Date and equivalent to the number of Common Shares surrendered to satisfy the Exercise Price. The Reload SARs will have a Grant Price equal to the fair market value of the Common Shares on the Exercise Date. The fair market value is the reported closing price of the Common Shares on the New York Stock Exchange Composite Transactions on the Exercise Date. Except as otherwise set forth in this grant, no Reload SARs may be exercised (a) prior to the completion of one (1) year of continuous full-time employment following the Exercise Date; and (b) unless you have retained ownership of the Common Shares resulting from the Option exercise (less a sufficient number of Common Shares to satisfy withholding tax obligations) for a period of one (1) year from the Exercise Date. All other terms and conditions of the Reload SARs will be identical to those initially awarded in this grant, including, without limitation, the original Expiration Date.

Transferability. Your Options/SARs are not transferable or assignable during your life except to (a) your spouse, children or their lineal descendants (“Immediate Family Members”), (b) one or more trusts for the benefit of you and/or one or more of your Immediate Family Members; or (c) a partnership or limited liability company in which you or your Immediate Family Members are the only partners or members; provided, however, in each case that you (i) submit a completed Stock Option/SAR Assignment Form to the Stock Incentive Plan Administrator and (ii) do not receive any consideration for the transfer. All transferred Options/SARs remain subject to the terms and conditions of this grant and the Plan (except that such transferred Options/SARs are not transferable by the transferee during life).

Detrimental Activity. If you engage in any Detrimental Activity (as defined in the Plan), the Committee may at any time and in its sole discretion cancel and revoke all or any portion of your unexercised Options/SARs or require repayment to the Company of any compensation received (in the form of cash or Common Shares) from your exercise of any portion of the Options/SARs. The Plan defines Detrimental Activity as any activity that is determined in individual cases, by the Committee or its express delegate, to be detrimental to the interests of the Company or a subsidiary, including without limitation (i) rendering of services to an organization, or engaging in a business, that is, in the judgment of the Committee or its express delegate, in competition with the Company; (ii) disclosure to anyone outside of the Company, or the use for any purpose other than the Company’s business, of confidential information or material related to the Company, whether acquired during or after employment with the Company; (iii) fraud, embezzlement, theft-in-office or other illegal activity; or (iv) violation of the Company’s Code of Ethics.

Consent to Use Data. By acknowledging the terms of this grant, you hereby consent to the cross-border collection, use and disclosure by the Company and its subsidiaries of certain personal data required solely for the purpose of the administration and exercise of this grant. Disclosure of personal data shall be limited to your name, gender, address, telephone number, date of birth, date of hire, position, grade, supervisor, country of residence and country of employment. All personal data shall be treated as highly confidential and shall not be used for any purpose other than Stock Incentive Plan administration.

Notification of Change in Personal Data. If your address or contact information changes while any portion of this grant remains unexercised, the Company must be notified in order to administer this grant. Notification of such changes should be provided to the Company as follows:

•	Domestic Participants (employees who are on the U.S. or Canadian payroll system):

•	Active employees: Update your address and contact information directly through your Personal Profile section in the Employee Self-Service site.

•	Retired, terminated, or family member of deceased participant: Contact the Benefits Service Center at 1-800-992-5564.

•	International Participants (employees who are not on U.S. or Canadian payroll system):

•	Active, retired, terminated, or family member of deceased participant: Contact your country Human Resources Manager, who will, in turn, advise the Corporate Director of Compensation.

Prospectus Notification. A Memorandum dated July 29, 2004 (“Prospectus”) describing the terms of the 2003 Stock Incentive Program which governs this grant and the most recent Annual Report and Proxy Statement issued by Parker-Hannifin Corporation are available for your review on your Stock Incentives Web page. You have the right to receive a printed copy of the Prospectus upon request by either calling the Stock Incentive Plan Administrator at 216-896-2950 or by sending your written request to Parker’s Legal Department.

All Terms Subject to the Plan. This grant and all rights under this grant are at all times subject to all other terms, conditions and provisions of the Plan (and any rules or procedures adopted under the Plan by the Committee). All capitalized terms shall have the meaning ascribed to such terms in the Plan. In the event of a conflict between the terms of the Plan and this grant, the terms of the Plan control.

By acknowledging the terms of this grant, you acknowledge that: (i) any grant of Options/SARs or other equity compensation is purely discretionary and is not compensation/salary for termination indemnity purposes; (ii) future awards of Options/SARs or other equity incentives may be discontinued at any time; and (iii) a grant of Options/SARs or other equity compensation in one year does not guarantee a grant in future years.

Your Action Items. Please take the following actions, as appropriate:

•

Acknowledge your receipt of this grant and your agreement to its terms by clicking on the “Accept” button below. Failure to acknowledge receipt of this grant and agree to its terms will jeopardize your ability to exercise the Options/SARs awarded in this grant.

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Inform the Company of any change in address or contact information. Refer, if necessary, to the section titled “Notification of Change in Personal Data” for instructions on how to provide notification to the Company.

Sincerely yours,

Thomas A. Piraino, Jr.

Vice President, General Counsel and Secretary